Exhibit 10.3

Execution Version

Reorganization AGREEMENT

This Reorganization Agreement, dated as of October 4, 2021 (this “Agreement”), is entered into by and among SLA Holdings (Cayman) LP (“SBLA”), a Cayman Islands exempted limited partnership, LA BI Holdco LLC (“LA BI”), a Delaware limited liability company, New LA BI LLC (“New LLC”), a Delaware limited liability company, Inter Platform, Inc. (“ListCo”), a Cayman Islands exempted company with limited liability, Inter Holding Financeira S.A. (“HoldFin”), a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil, Banco Inter S.A. (“BI”), a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil, Rubens Menin Teixeira De Souza (“Mr. R. Menin”) and João Vitor Nazareth Menin Teixeira De Souza (“Mr. J. Menin” and, together with Mr. R. Menin, the “Majority Shareholders”) (each individually, a “Party”, and, jointly, the “Parties”).

W I T N E S S E T H:

WHEREAS, BI’s common shares, preferred shares and units (the “BI Shares”) are listed on the São Paulo Stock Exchange, B3 S.A. — Bolsa, Brasil Balcão (“B3”) Nível 2 segment;

WHEREAS, the Majority Shareholders indirectly own 91.2% of the voting shares of ListCo and 84.3% of the total capital of ListCo, which owns 100% of the total and voting shares of HoldFin, which owns 53.32% of the common shares and 9.43% of the preferred shares of BI, representing 31.44% of the issued and outstanding capital stock of BI;

WHEREAS, SBLA owns 100% of the interests of LA BI, which owns 10.07% of the common shares and 18.93% of the preferred shares of BI, representing 14.49% of the issued and outstanding capital stock of BI;

WHEREAS, LA BI owns 100% of the interests of New LLC;

WHEREAS, the Majority Shareholders, ListCo and BI desire to effect a corporate reorganization of BI with the purpose of listing shares that ultimately represent the equity of BI on the NASDAQ Global Select Market;

WHEREAS, SBLA wishes to cooperate with the Majority Shareholders, ListCo and BI in the corporate reorganization;

WHEREAS, the Parties desire to effect the transactions set forth herein in connection with the corporate reorganization (the “Reorganization”), subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
4131 CONVERSION

1.            Conversion of 4373 investment into 4131 investment. (a) Subject to the receipt by LA BI of evidence satisfactory to LA BI that ListCo, HoldFin or BI have available (including pursuant to firm funding commitments subject to customary conditions, or otherwise), in aggregate, cash and cash equivalents that are unrestricted and otherwise available to be used to pay the cash consideration for the Cash Redeemable Shares upon their redemption, in an amount equal to the maximum amount specified in the Cash Redemption Threshold Condition (such evidence, the “Proof of Funds”), upon the earlier of (i) 20 business days after LA BI receives the Proof of Funds, and (ii) two business days before the call for the BI Shareholders Meeting (as defined below), LA BI shall request the conversion of all of the BI Shares it then owns into an investment regulated by Brazilian Law 4,131/62 (the “4131 Conversion”). LA BI shall use commercially reasonable efforts to effect the 4131 Conversion as promptly as practicable after such request.

(b) Notwithstanding Section 1(a) of this Article I, LA BI, at its sole discretion, shall be entitled to request the 4131 Conversion at any time prior to the date specified therein.

ARTICLE II
REGISTRATION AND LISTING OF LISTCO SHARES AND BDRS

1.            Registration and Listing of Class A Common Shares of ListCo. ListCo shall use best efforts to (i) register its class A common shares, par value US$0.0000025 (the “ListCo Class A Common Shares”) with the U.S. Securities and Exchange Commission (“SEC”) pursuant to a registration statement on Form F-4 and (ii) apply to list the ListCo Class A Common Shares on the NASDAQ Global Select Market.

2.            Registration and Listing of BDRs of ListCo. ListCo shall use best efforts to (i) register a Program of Brazilian Depositary Receipts representing the ListCo Class A Common Shares (“ListCo BDRs”) with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and (ii) apply to list the ListCo BDRs on the B3. The ListCo BDRs will confer to holders of such ListCo BDRs the right to vote the underlying ListCo Class A Common Shares by means of instructions to the depositary agent of such ListCo BDRs.

ARTICLE III
MERGER OF SHARES

Concurrently with the actions described in Article II, the applicable Parties shall take the actions described in this Article III.

1.            Preparation of Merger of Shares. BI and HoldFin shall take all of the necessary steps to prepare the incorporação de ações (the “Merger of Shares”) through which each share of BI issued and outstanding immediately prior to the Merger of Shares will be automatically contributed into HoldFin in exchange for a certain number of newly issued HoldFin Redeemable Shares (as defined below), resulting in BI becoming a wholly-owned subsidiary of HoldFin, including the following:

(a)	BI shall hold a board meeting to approve and recommend the independent appraiser that will prepare a fair market value appraisal report for the delisting of the BI Shares from B3 (“Appraisal Report”);

(b)	BI shall procure the preparation of the Appraisal Report and such other documents that are required or necessary for the approval of the Merger of Shares;

(c)	BI and HoldFin shall execute and deliver the merger of shares agreement (Protocolo e Justificação de Incorporação de Ações);

(d)	BI shall call a shareholders meeting to approve the Merger of Shares (the “BI Shareholders Meeting”)

(e)	ListCo, as the sole shareholder of HoldFin, shall vote to approve the Merger of Shares in a shareholders meeting of HoldFin.

2.            HoldFin Redeemable Shares. Subject to the approval of the Merger of Shares by the shareholders of BI in the BI Shareholders Meeting, pursuant to the Merger of Shares, on the Closing Date Holdfin will issue and deliver to each BI shareholder (other than HoldFin) one of the following classes of mandatorily redeemable shares of HoldFin (“HoldFin Redeemable Shares”), at the election of each BI shareholder:

(a)	Shares redeemable for cash at the market value set forth in the Appraisal Report (“Cash Redeemable Shares”); or

(b)	Shares redeemable for ListCo BDRs, which may be cancelled by the holders of ListCo BDRs after the Closing Date against delivery of ListCo Class A Common Shares (“BDR Redeemable Shares”).

3.            Cash-Out Election Period. Subject to the approval of the Merger of Shares by the shareholders of BI in the BI Shareholders Meeting, each BI shareholder, in its sole discretion, may elect to receive Cash Redeemable Shares instead of BDR Redeemable Shares during a period of up to five business days following the BI Shareholders Meeting (the “Cash-out Election Period”).

4.            LA BI Election. Subject to the completion by the applicable Parties of the actions described in Articles I, II and Section 1 of Article III hereof, LA BI shall not elect to receive Cash Redeemable Shares during the Cash-out Election Period.

5.            Cash Redemption Threshold Condition. The Merger of Shares shall only become effective if the shareholders of BI elect to receive Cash Redeemable Shares in a total amount equal to less than an amount to be determined by BI and HoldFin, which amount shall be disclosed in the call for the BI Shareholders Meeting (the “Cash Redemption Threshold Condition”); provided that BI and HoldFin may waive the Cash Redemption Threshold Condition following a determination of the board of directors of BI that such waiver is in the best interest of BI and its shareholders.

6.            Merger Announcement. Within five calendar days after the end of the Cash-out Election Period, BI will announce (the “Merger Announcement”) the results thereof and whether the Cash Redemption Threshold Condition has been satisfied or waived. In the event that the Cash Redemption Threshold Condition has been satisfied or waived, ListCo, HoldFin and BI shall use best efforts to effect the Merger of Shares by no later than December 31, 2021 (such date, the “Closing Date”).

ARTICLE IV
SOFTBANK ROLL-UP

Subject to the completion by the applicable Parties of the actions described in Articles I, II and III hereof (including, for the avoidance of doubt, the satisfaction or waiver of the Cash Redemption Condition) and no later than two business days after the date of the Merger Announcement, the Parties shall take the following actions (the “SoftBank Roll-Up”):

1.            New LLC Contribution. SBLA, LA BI and ListCo shall take the following actions (the “New LLC Contribution”):

(a)	LA BI and New LLC shall execute and deliver the contribution agreement substantially in the form attached as Exhibit A hereto, pursuant to which LA BI shall contribute all of the BI Shares it owns at that time into New LLC;

(b)	LA BI and SBLA shall perform the acts and execute, deliver and file the instruments, documents and agreements necessary to effect the liquidation of LA BI and distribution of its interests in New LLC to SBLA;

(c)

SBLA and ListCo shall execute and deliver the contribution and exchange agreement substantially in the form attached as Exhibit B hereto, pursuant to which SBLA shall contribute all of its interests in New LLC to ListCo in exchange for, at the sole option of SBLA, the number of ListCo Class A Common Shares or ListCo BDRs that correspond to the total equity in BI represented by the BI Shares contributed by LA BI to New LLC pursuant to Section 1(a) of Article IV above; provided, that SBLA shall inform ListCo of its election of ListCo Class A Common Shares or ListCo BDRs no later than the date of the BI Shareholders Meeting; and provided further, that ListCo, BI and SBLA will cooperate with the depositary for the ListCo BDRs and B3 to establish the necessary operational procedures to permit the delivery of ListCo BDRs to SBLA on the date of the New LLC Contribution.

2.            Contribution of BI Shares. Immediately following the New LLC Contribution, ListCo, New LLC and HoldFin shall take the following actions (the “Contribution of BI Shares”):

(a)	ListCo, New LLC and HoldFin shall execute and deliver the contribution agreement substantially in the form attached as Exhibit C hereto, including the corporate documents attached to the contribution agreement, pursuant to which ListCo shall contribute all of its shares in HoldFin to New LLC at book value, and New LLC shall contribute all of its BI Shares to HoldFin.

3.            Contribution of ListCo Shares. Concurrently with the Contribution of BI Shares, ListCo and New LLC shall take the following actions (the “Contribution of ListCo Shares”):

(a)	ListCo will contribute to New LLC at book value a sufficient number of ListCo BDRs for HoldFin to redeem the HoldFin Redeemable Shares in accordance with the elections of the BI shareholders; and

(b)	New LLC will contribute such ListCo Class A Common Shares and ListCo BDRs to HoldFin.

ARTICLE V

CLOSING OF THE MERGER OF SHARES

On the Closing Date, the Merger of Shares shall become effective as follows:

(a)	BI shall become a wholly-owned subsidiary of HoldFin;

(b)	HoldFin shall deliver the applicable number of HoldFin Redeemable Shares to each BI shareholder pursuant to its election in accordance with Section 3 of Article III hereof;

(c)	The HoldFin Redeemable Shares shall be automatically redeemed, and HoldFin shall deliver to each holder thereof (i) one ListCo BDR per BDR Redeemable Share, or (ii) the applicable cash consideration per Cash Redeemable Share;

(d)	the BI Shares will be delisted from the B3; and

(e)	the ListCo Class A Common Shares will be listed on the NASDAQ Global Select Market.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

1.            Representations and Warranties of the Parties. Each Party severally and not jointly represents and warrants to each other Party that, as at the date of this Agreement:

(a)	if not a natural person, it is duly organized and validly existing under the laws of its country of incorporation or formation and has been in continuous existence since incorporation or formation;

(b)	if a natural person, it has sufficient capacity to enter into this Agreement;

(c)	it is not insolvent or unable to pay its debts as they fall due, and (if not a natural person) has not filed or had filed against it any petition for its winding-up, reorganization or bankruptcy (other than any filing which could not have the effect of calling into question the validity of the transactions contemplated in this Agreement);

(d)	it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement;

(e)	its obligations under this Agreement are, or when the relevant documents are executed will be, enforceable in accordance with their respective terms;

(f)	the execution and delivery of, and the performance of its obligations under, this Agreement will not:

(i)	if not a natural person, result in a breach of any provision of its memorandum or articles of association or by-laws or equivalent constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;

(iii)	result in a breach of any order, judgment or decree of any court or governmental entity to which it is a party or by which it is bound or submits and which is material in the context of the transactions contemplated by this Agreement; or

(iv)	require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental entity or any third party which has not been obtained or made at the date of this Agreement, other than in connection with the registration of the ListCo Class A Common Shares with the SEC and the registration of the ListCo BDRs with the CVM;

(g)	there is no proceeding pending against, or, to the knowledge of such Party, threatened against or affecting such Party that could reasonably be expected to prevent, materially delay or materially impair such Party’s ability to perform its obligations hereunder or to consummate the transactions contemplated in this Agreement.

2.            Representations and Warranties of LA BI. LA BI shall represent and warrant to ListCo, as of the date of the New LLC Contribution, that (i) it owns good and marketable title to all of the BI Shares contributed to New LLC pursuant to the New LLC Contribution, and such BI Shares are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, and (ii) upon consummation of the New LLC Contribution, New LLC shall have good and valid title to the BI Shares contributed pursuant to the New LLC Contribution, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

3.            Representations and Warranties of SBLA. SBLA shall represent and warrant to ListCo, as of the date of the New LLC Contribution, that (i) it owns good and marketable title to all of the interests in New LLC contributed to ListCo pursuant to the New LLC Contribution, and such interests are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, and (ii) upon consummation of the New LLC Contribution, ListCo shall have good and valid title to the interests in New LLC contributed pursuant the New LLC Contribution, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

4.            Representations and Warranties of LA BI with respect to New LLC. LA BI represents and warrants to ListCo, as of the date hereof and as of the date of the New LLC Contribution, that (i) New LLC is duly organized and validly existing under the laws of the State of Delaware, and has not conducted any economic activity or held any assets or had any liabilities of any nature since its formation; (ii) New LLC does not have any actual or, to the knowledge of LA BI, potential liability in respect of any taxes (including interest and penalties thereon) in any jurisdiction; (iii) New LLC is not liable for any obligation of any nature (including taxes) of any person as a transferee or successor, by contract, or otherwise; (iv) New LLC is, and has been since its formation, a disregarded entity for US tax purposes; (v) the execution and delivery of, and the performance of its obligations under, this Agreement will not (y) result in a breach of any provision of the organizational documents of New LLC or (z) require New LLC to obtain any consent or approval of, or give any notice to or make any registration with, any governmental entity or any third party; (vi) there is no proceeding pending against, or, to the knowledge of SBLA, threatened against or affecting New LLC; (vii) no power of attorney is currently in effect relating to New LLC; and (viii) there are no tax allocation, tax sharing or other agreements with or relating to any income or other taxes with any other person to which New LLC is now or ever has been a party.

5.            Representations and Warranties of ListCo. ListCo shall represent and warrant to SBLA, as of the date of the New LLC Contribution, that (i) it owns good and marketable title to all of the ListCo Class A Common Shares or ListCo BDRs issued to SBLA pursuant to the New LLC Contribution, and such interests are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, and (ii) upon consummation of the New LLC Contribution, SBLA shall have good and valid title to the ListCo Class A Common Shares or ListCo BDRs contributed to SBLA pursuant to the New LLC Contribution, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

6.            Representations and Warranties of ListCo, HoldFin and BI. ListCo, HoldFin and BI represent and warrant to SBLA, as of the Closing Date, that ListCo, HoldFin or BI will have, in aggregate, cash and cash equivalents that are unrestricted and otherwise available to be used to pay the cash consideration for the Cash Redeemable Shares upon their redemption, in an amount equal to the maximum amount specified in the Cash Redemption Threshold Condition.

ARTICLE VII

COVENANTS

1.            ListCo Shareholders Agreement. Concurrently with the SoftBank Roll-Up, ListCo and SBLA shall execute and deliver the shareholders agreement substantially in the form attached as Exhibit D hereto.

2.            Cash Redemption. ListCo, HoldFin and BI shall use their best efforts to ensure that, by no later than November 1, 2021, ListCo, HoldFin or BI will have available (including pursuant to firm funding commitments or otherwise), in aggregate, cash and cash equivalents that are unrestricted and otherwise available to be used to pay the cash consideration for the Cash Redeemable Shares upon their redemption, in an amount equal to the maximum amount specified in the Cash Redemption Threshold Condition.

3.            Unwinding. Upon the earlier of (i) the date of the Merger Announcement in the event that the Cash Redemption Threshold Condition has not been satisfied or waived, (ii) a termination of this Agreement pursuant to Section 1(b) of Article IX hereto, (iii) the date BI determines not to proceed with the Reorganization, or (iv) December 31, 2021 in the event that the Merger of Shares has not otherwise occurred (which date may be extended by written agreement of all the Parties), the Parties will use their best efforts to unwind the steps of the Reorganization which have already occurred in the most tax-efficient manner for all Parties (the “Unwinding”).

4.            Governance of BI. From the date hereof until the Closing Date, except as set forth herein:

(a)	ListCo, HoldFin and the Majority Shareholders shall notify SBLA of any material matters in connection with the conduct of BI’s business outside the ordinary course.

(b)	Without limiting the generality of the above, without the prior approval of SBLA (not to be unreasonably withheld), ListCo and the Majority Shareholders shall not permit BI to:

(i)	amend its organizational documents in any manner that would be materially adverse to SBLA or the consummation of the Reorganization, other than in connection with the Reorganization;

(ii)	issue additional equity interests or redeem, split, combine or reclassify any outstanding equity interests of BI, other than in connection with the convertible notes issued in connection with the Reorganization;

(iii)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(iv)	take any other action that would be materially adverse to SBLA (including as to its investment in BI and/or ListCo) or would be reasonably likely to prevent or impede the consummation of the Reorganization.

5.            Governance of LA BI and New LLC. From the date hereof until the Closing Date, except as set forth herein:

(a)	SBLA shall notify BI of any material matters in connection with the conduct of LA BI’s and New LLC’s business outside the ordinary course that would be reasonably likely to prevent or impede the consummation of the Reorganization.

(c)	Without limiting the generality of the above, without the prior approval of BI (not to be unreasonably withheld), SBLA shall not permit LA BI or New LLC to:

(i)	amend the organizational documents of New LLC, or amend the organizational documents of LA BI in any manner that would be materially adverse to ListCo, HoldFin and the Majority Shareholders or the consummation of the Reorganization;

(ii)	issue additional equity interests or redeem, split, combine or reclassify any outstanding equity interests of LA BI or New LLC;

(iii)	elect to treat New LLC as an association taxable as a corporation for U.S. tax purposes;

(iv)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(v)	take any other action that would be materially adverse to ListCo, HoldFin and the Majority Shareholders (including in connection with any investment in any person or assume any other material obligations or liabilities other than in connection with the ownership of the BI Shares).

6.            Transfer restrictions. (a) Except as set forth herein, from the date of the New LLC Contribution until the Closing Date, the Majority Shareholders agree not to, directly or indirectly, offer, sell, or dispose of shares of BI which results in the Majority Shareholders owning, directly or indirectly, less than the number of BI Shares contributed by LA BI pursuant to the New LLC Contribution.

(b) For the avoidance of doubt, LA BI will have no restrictions in connection with its ownership of its BI Shares and may freely transfer and encumber its BI Shares prior to the New LLC Contribution has occurred; provided that if, prior to the New LLC Contribution, LA BI ceases to own at least 10% of the issued and outstanding capital stock of BI, this Agreement may be terminated by BI without any further obligation to any of the Parties; and provided, further, that as of the date of the New LLC Contribution, any BI Shares contributed by LA BI to New LLC shall be clear of any encumbrances.

7.            Review and Information. (a) All agreements, filings, registration statements and documents necessary to implement the Reorganization, including ListCo’s submissions and filings with the SEC, will be submitted to SBLA and BI and their respective counsel for their review, comment and approval (not to be unreasonably withheld) within a reasonable time prior to their execution, use or filing.

(b)	Notwithstanding any other existing reporting obligations, ListCo and the Majority Shareholders will promptly provide SBLA such information regarding the status of the actions described herein and the implementation of the Reorganization as it may reasonably request.

ARTICLE VIII

INDEMNITY

1.            SBLA Indemnity. SBLA agrees to indemnify and hold harmless the Majority Shareholders, ListCo, HoldFin and BI, from and against any losses from (i) any and all liabilities of any nature (including tax, labor, civil, criminal, environmental, regulatory and others) of New LLC accrued prior to or resulting from the New LLC Contribution, (ii) any breach of the representations and warranties of SBLA or LA BI included herein or in the agreements for implementation of the New LLC Contribution, and (iii) any taxes (including interest and penalties thereon) owed in any jurisdiction by New LLC (or its direct or indirect regarded parent for U.S. federal income tax purposes), including as a result of New LLC being treated as a successor to or transferee of another entity, that were accrued or otherwise due in respect of the status or activities of New LLC or any entity of which New LLC is being treated as a successor or transferee, in each case prior to, or as a result of, the New LLC Contribution.

2.            ListCo and BI Indemnity. ListCo and BI, jointly and severally, agree to indemnify and hold harmless SBLA from and against any losses from any breach of the representations of ListCo, BI and the Majority Shareholders included herein.

3.            Unwinding. (a) In the event of an Unwinding, a termination of this Agreement pursuant to Section 1(b) of Article IX hereto or if the Merger of Shares is not consummated as a result of the Cash Redemption Threshold Condition not being satisfied or waived, ListCo and BI agree, jointly and severally, to reimburse SBLA for (i) any reasonable costs and expenses of tax advisors and counsel to SBLA and its affiliates in connection with the reconversion of the 4131 investment back to a 4373 investment, up to an amount of US$500,000 and subject to pre-approval of fee proposals in writing by BI (such pre-approval not to be unreasonably withheld, conditioned or delayed), and (ii) the Imposto sobre Operações Financeiras in Brazil incurred by SBLA or its affiliates as a result of the reconversion of the 4131 investment back to a 4373 investment.

(b)	In the event that the Merger of Shares is not consummated due to HoldFin not having sufficient cash to redeem the Cash Redeemable Shares on the Closing Date, ListCo and BI agree, jointly and severally, to reimburse SBLA for all the costs and expenses of any nature incurred by SBLA and its affiliates in connection with the preparation, negotiation and execution of the Reorganization, including but not limited to costs and expenses of tax advisors and counsel and any taxes, including capital gains taxes, owed by SBLA in connection with the Reorganization (including the reconversion of the 4131 investment back to a 4373 investment).

4.            Other Tax Liabilities. Other than as described herein, none of the Parties shall be required to indemnify or hold harmless any other Parties from or against any tax liabilities resulting from any of the transactions contemplated by the Reorganization or in connection with the Unwinding.

ARTICLE IX
MISCELLANEOUS

1.            Termination. (a) This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the Parties.

(b)	This Agreement, and the obligations of all Parties hereunder, may be terminated by written agreement of ListCo, HoldFin and BI at any time prior to the BI Shareholders Meeting without the approval or consent of SBLA, LA BI or New LLC; provided that Section 3 of Article VII (Unwinding), Article VIII (Indemnity), Section 2 of Article IX (Expenses) and Section 3 of Article IX (Confidentiality) shall survive and remain in full force and effect, regardless of any termination of this Agreement pursuant to this Section 1(b) of Article IX.

2.            Expenses. Any reasonable expenses of United Stated and Brazil counsel to SBLA and its affiliates incurred by SBLA and its affiliates after September 1, 2021 in connection with (i) this Agreement (including the preparation of any term sheet setting forth the terms of this Agreement), (ii) the implementation of the Reorganization and any actions related thereto, and (iii) the preparation and review of a registration statement in accordance with the ListCo Shareholders Agreement pursuant to Section 1 of Article VII hereto, will be borne by BI, subject to pre-approval of fee proposals in writing by BI (such pre-approval not to be unreasonably withheld, conditioned or delayed); provided, that the expenses payable pursuant to clauses (i) and (ii) of this Section 2 shall not exceed US$500,000; and provided, further, that all expenses payable pursuant to this Section 2 shall be paid directly by BI upon delivery by SBLA of the underlying invoices.

3.            Confidentiality. (a) Subject to Section 2(b) and 2(c) of Article IX hereof, the Parties agree to maintain the confidentiality of the existence of this Agreement and the terms hereof (“Confidential Information”), except that such Confidential Information may be disclosed (i) to their directors, officers, employees, representatives and agents, including accountants, legal counsel and other advisors who have a need to know such Confidential Information (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to maintain the confidentiality of such Confidential Information in accordance with the provisions of this Agreement), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, or (vi) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 2 of Article IX.

(b)	Notwithstanding Section 2(a) of Article IX above, ListCo and BI shall be permitted to disclose the existence and the terms of this Agreement and the transactions contemplated thereby in the registration statement on form F-4 filed with the SEC to register the ListCo Class A Common Shares (including the filing of this Agreement as an exhibit thereto) and in connection with the registration of the ListCo BDRs with the CVM, and in connection with any other required regulatory filings pursuant to the Reorganization as determined by ListCo, in each case subject to the review, comment and approval (not to be unreasonably withheld) of SBLA.

(c)	BI may issue a fato relevante in Brazil announcing SoftBank’s support for the Reorganization and its execution of the Reorganization Agreement; provided, that a draft of such fato relevante will be submitted to SBLA and BI and their respective counsel for their review, comment and approval (not to be unreasonably withheld) at least 24 hours prior to its release.

(d)	SBLA and LA BI agree to provide all relevant information required or reasonably advisable in connection with the preparation of the registration statement on form F-4 filed with the SEC to register the ListCo Class A Common Shares and in connection with the registration of the ListCo BDRs with the CVM, and in connection with any other required regulatory filings pursuant to the Reorganization.

4.            Further Assurances. The Parties shall do and perform, or cause to be done and performed, any and all such other acts to make, execute, deliver and/or file, or cause to be made, executed, delivered and/or filed, any and all instruments (including share transfer forms), certificates, documents, agreements, filings and the payment of transfer taxes and to take any and all actions as may be necessary to effect the transactions contemplated herein. The parties hereto agree to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments and restatements, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement. Further, the parties shall use all reasonable efforts to obtain any necessary third party consents which are required to give effect to the transactions contemplated herein.

5.            Amendments and Consents. To the extent that any of the provisions set forth herein constitute an amendment, or to give full effect to the transactions contemplated hereby any waiver or amendment is required to be given or made, to any relevant document of any entity referred to herein (including with respect to any applicable restrictions or prohibitions thereof), the parties hereby agree that such document is hereby amended to effectuate such transactions, and this Agreement shall constitute an amendment to such document, to the extent permitted by applicable laws. Further, where any further steps are required to be taken to give effect to such changes to a document as contemplated by this Agreement, the parties shall take such actions and use all reasonable endeavours to procure that such steps are taken promptly. Each party hereby further agrees that whenever such party’s consent is required with respect to all or any of the matters described herein, including, without limitation, with respect to any transfer, such party hereby consents on behalf of such party itself and on behalf of each of such party’s controlled affiliates (including, without limitation, on behalf of any entity in which such party is a direct or indirect member, shareholder or other representative) to such matter without any further action required.

6.            Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

7.            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.            Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

9.            Notices. Any notice or communication by each of the Parties hereto to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery.

10.          Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, all rights and remedies being governed by such laws, without regard to its provisions regarding conflicts of laws to the extent such provisions would result in this Agreement being governed by the law of another jurisdiction.

11.          Waiver of Jury Trial. Each of the parties hereto (1) agrees to submit to the non-exclusive jurisdiction of any United States federal or state court located in the borough of Manhattan, in the City of New York in any action or proceeding arising out of or relating to this AGREEMENT, (2) irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts located in the Borough of Manhattan, in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum and (3) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this AGREEMENT or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Reorganization Agreement to be duly executed as of the date first above written.

SLA Holdings (Cayman) LP

By:	/s/ Patricia Menendez Cambo
Name: Patricia Menendez Cambo
Title: Director

LA BI Holdco LLC

By:	/s/ Patricia Menendez Cambo
Name: Patricia Menendez Cambo

New LA BI LLC

By:	/s/ Patricia Menendez Cambo
Name: Patricia Menendez Cambo
Title: Manager

[Reorganization Agreement – Signature Page]

Inter Platform, Inc.

By:	/s/ Alexandre Riccio de Oliveira
Name: Alexandre Riccio de Oliveira
Title: Officer

Inter Holding Financeira S.A.

By:	/s/ Rubens Menin Teixeira de Souza
Name: Rubens Menin Teixeira de Souza
Title: Officer

By:	/s/ João Vitor N. Menin T. de Souza
Name: João Vitor N. Menin T. de Souza
Title: Officer

Banco Inter S.A.

By:	/s/ Alexandre Riccio de Oliveira
Name: Alexandre Riccio de Oliveira
Title: Vice-President

By:	/s/ João Vitor N. Menin T. de Souza
Name: João Vitor N. Menin T. de Souza
Title: CEO

Rubens Menin Teixeira De Souza

By:	/s/ Rubens Menin Teixeira de Souza

João Vitor Nazareth Menin Teixeira De Souza

By:	/s/ João Vitor N. Menin T. de Souza

[Reorganization Agreement – Signature Page]

List of Exhibits

•	Exhibit A – Contribution Agreement between LA BI and New LLC – Provides for the contribution by LA BI of all the BI Shares it owns at that time into New LLC

•	Exhibit B – Contribution and Exchange Agreement between SBLA and ListCo – Provides for the contribution by SBLA of all of its interest in New LLC to ListCo in exchange in exchange for the number of ListCo Class A Common Shares or ListCo BDRs that correspond to the total equity in BI represented by the BI Shares contributed by LA BI to New LLC

•	Exhibit C – Contribution Agreement by and among ListCo, New LLC and HoldFin – Provides for contribution by ListCo of its HoldFin shares to New LLC and for the contribution by New LLC of all of its BI Shares to HoldFin

•	Exhibit D – Form of ListCo Shareholders Agreement – Included as Exhibit 10.4